Exhibit 3.20

RESTATED ARTICLES OF INCORPORATION

CARFAX, INC.

In compliance with the requirements of the Business Corporation Law, approved the 5th day of May, 1933, P.L. 364, as amended the undersigned hereby certifies that:

1. The name of the Corporation is:

CARFAX, INC.

2. The location and post office address of its present registered office in the Commonwealth is: (The Department of State is hereby authorized to correct the following statement to conform to the records of the Department):

509 Washington Street, Huntingdon, Pennsylvania 16652.

3. The purpose or purposes of the Corporation are:

The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1933, as amended. Without limiting the generality of the foregoing, the Corporation shall have the power to buy, sell, lease and own such real estate and personal property as may be necessary, desirable and convenient for the successful transaction of the business of the said corporation and in general to exercise and perform any and all other powers necessary, incident or convenient to the business as aforesaid for carrying out the objectives of the Corporation.

4. The term of its existence is:

Perpetual.

5. The aggregate number of shares which the Corporation shall have authority to issue is:

The Corporation shall be authorized to issue 10 million shares of common stock having a par value of $.01 per share. The Corporation also shall be authorized to issue 1 million shares of preferred stock, having a par value of $5.00 per share, with the rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of said preferred stock to be determined from time to time by the Board of Directors as any of said shares are issued.

6. The Corporation shall not have cumulative voting rights.

7. Pursuant to Section 910(2) of the Business Corporation Law of the Commonwealth of Pennsylvania, Section 910 of the Business Corporation Law shall not be applicable to the Corporation.

IN WITNESS WHEREOF, the undersigned Corporation has caused the Restated Articles of Incorporation to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereto affixed this 26th day of March, 1987.

CARFAX, INC.

By	/s/ Robert D. Clark
Robert D. Clark, Vice President